UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2009

FOAMEX INTERNATIONAL INC.

(Exact name of registrant as specified in charter)

Delaware	0-22624	05-0473908
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

Rose Tree Corporate Center II
1400 N. Providence Road, Suite 2000
Media, Pennsylvania 19063-2076
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(610) 744-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

On February 18, 2009 (the “Filing Date”), Foamex International Inc. and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief (the “Filings”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”). The Chapter 11 cases (the “Chapter 11 Cases”) are being jointly administered under the caption “In re Foamex International Inc., et al., Case No. 09-10560 (KJC).”

On the Filing Date, the Debtors filed a motion seeking Court approval of a senior secured superpriority debtor-in-possession term loan and letter of credit facility in an aggregate principal amount not to exceed $95,000,000 (the “DIP Credit Agreement”) among Foamex L.P. as borrower, the other Debtors, as guarantors, the lenders party thereto, and Bank of America, N.A., as administrative agent.

On February 20, 2009, the Court granted interim approval of the DIP Credit Agreement (the “Interim Order”). Based on the Court’s interim approval, the Debtors and the other parties to the DIP Credit Agreement executed the DIP Credit Agreement and the related DIP Security Agreement, each dated as of February 24, 2009, subject to final approval by the Court. Until such final approval is obtained, loans under the DIP Credit Agreement may not exceed $20,000,000.

Borrowings under the DIP Credit Agreement are subject to a borrowing base, which is a formula based on certain eligible receivables of the Debtors, minus certain reserves. The use of the proceeds of the DIP Credit Agreement is limited to refinancing the outstanding obligations under Foamex L.P.’s prepetition revolving credit agreement, as well as for working capital and other general corporate purposes consistent with the Cash Budget (as defined in the DIP Credit Agreement), and payment of costs and expenses related to the administration of the Chapter 11 Cases. The DIP Credit Agreement will mature, and all amounts owing thereunder will be due and payable in full at the earliest to occur of: (a) 120 days from the Filing Date (subject to extension to 180 days in certain limited circumstances), (b) 30 days after approval of the Interim Order if the DIP Credit Agreement has not been approved by the Court on a final basis by such date, (c) 60 days following Court approval of procedures for the sale of the Debtors’ businesses, and (d) upon acceleration of maturity by the lenders following the occurrence and during the continuation of an Event of Default (as defined in the DIP Credit Agreement).

Borrowings under the DIP Credit Agreement bear interest as a rate equal to 14% per annum, which interest will be “paid in kind” by being capitalized and added to the principal amount outstanding under the DIP Credit Agreement. In addition, the Debtors are obligated to pay certain fees in connection with the DIP Credit Agreement, including a facility fee and, in certain circumstances, a make-whole fee equal to, in each case, 3% of the maximum amount of the credit facility provided for under the DIP Credit Agreement and, with respect to letters of credit, a fee equal to the 4.00% per annum on the undrawn amount of such letters of credit.

All obligations under the DIP Credit Agreement are unconditionally guaranteed by the Debtors (other than Foamex L.P., as borrower). In addition, pursuant to the Interim Order and the DIP Security Agreement, all obligations of the Debtors under the DIP Credit Agreement are secured by security interests in the Debtors’ accounts receivable and the proceeds thereof, including certain deposit accounts holding collections on the Debtors’ accounts receivables. Such security interests are prior to all other liens on such collateral, with certain limited exceptions.

The DIP Credit Agreement also contains (a) representations and warranties, (b) conditions to lending, (c) affirmative and negative covenants and (d) events of default, in each case customary for facilities of this type and nature and as otherwise agreed to by the Debtors and the lenders. Such covenants include financial covenants and mandatory prepayment provisions pertaining to minimum EBITDA, minimum net availability, minimum over-collateralization of certain obligations pertaining to letters of credit and interest rate swaps, and maximum capital expenditures.

The description of the DIP Credit Agreement and the DIP Security Agreement in this report does not purport to be complete and is qualified in its entirety by reference to the DIP Credit Agreement and the DIP Security Agreement, copies of which are attached hereto as Exhibit 4.32 and Exhibit 4.33, respectively, and incorporated by reference.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

4.32

Debtor-in-Possession Credit Agreement, dated as of February 24, 2009, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party hereto, and Bank of America, N.A. as Administrative Agent.

4.33

Debtor-in-Possession Security Agreement, dated as of February 24, 2009, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party hereto, and Bank of America, N.A. as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2009	FOAMEX INTERNATIONAL INC.

By:	/s/ John G. Johnson, Jr.
Name:	John G. Johnson, Jr.
Title:	Vice President and Chief Executive Officer

EXHIBIT INDEX

Exhibit

Number	Description

4.32

Debtor-in-Possession Credit Agreement, dated as of February 24, 2009, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party hereto, and Bank of America, N.A. as Administrative Agent.

4.33

Debtor-in-Possession Security Agreement, dated as of February 24, 2009, among Foamex L.P., as Borrower, the affiliates of Borrower party thereto, the lenders party hereto, and Bank of America, N. as Administrative Agent.